Exhibit 99.2

Wilshire Bancorp and Saehan Bancorp

Joint CEO E-Mail to Saehan Employees

To Saehan Family,

We have some important news to share with all of you.  Today Saehan signed a definitive agreement to merge with Wilshire State Bank.  As you know, the increasing regulatory, compliance and capital requirements have made it difficult for a bank of Saehan’s size to remain independent.  As part of a larger financial institution, Saehan will have access to enhanced resources, a stronger capital base, and higher lending limits — all of which will enable the Bank to better serve its customers and pursue larger business relationships.

We are excited about the possibilities created through the combination of our two companies.  The combined bank will have an extremely strong position in the Southern California market with the ability to effectively compete with the largest banks in our market.

Over the coming months, we will be providing you with more information on items such as benefits packages, 401(k) programs, retention compensation programs, severance program, and others.  We can assure you that Wilshire State Bank is committed to having the best talent in the Korean-American banking industry and its compensation and benefits packages are designed to ensure that Wilshire is viewed as an attractive company that offers good opportunities for career advancement.

We know you will all have questions about your role in the combined company and we would ask you to be patient, as we don’t have all the answers at this time.  Most of the personnel decisions will be made after the legal closing.  We are certain that for many of you, being part of a large, well-respected financial institution like Wilshire State Bank will be a significant contributor to the growth and development of your career in banking.

The transaction will require the approval of regulators, as well as the shareholders of Saehan.  We expect the merger to close by the end of 2013, and we will keep you updated as we move along in the process of completing the merger.

In the meantime, we ask that you continue to stay focused on doing your job to the best of your ability.  Now more than ever, this is the time to demonstrate the value that you provide to Saehan and its customer base.  During the next few months, as we work to complete the merger, we are asking all employees at both Wilshire State Bank and Saehan Bank to work collaboratively and productively in the spirit of true cooperation.  We should consider ourselves as one company from now on and we are working towards common goals.  As our duty is to our customers, we must ensure that our integration efforts don’t have a negative impact on the banking experience and satisfaction of our customers in any way.

Wilshire State Bank operates with the philosophy of “Forward Together, Stronger Than Ever.”  This motto represents Wilshire’s commitment to working together in an environment of mutual respect and utmost integrity, so that the Bank can accomplish great things.  We think you will enjoy being a part of the rewarding and high performing corporate culture that Wilshire State Bank has developed.

We hope to have an opportunity to introduce you to members of the Wilshire State Bank management team in the near future.  They are eager to get to know you and to welcome you to the combined company.  If you have any questions in the meantime, please feel free to contact us.

Sincerely,

Dong Il Kim	J.W. Yoo
President & CEO	President & CEO
Saehan Bank	Wilshire State Bank